Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 5 2024, with respect to the financial statements of Exato Technologies Private Limited contained in this Registration Statement on Form F-4. We consent to the use of the aforementioned report in this Registration Statement on Form F-4, and to the use of our name as it appears under the caption “Experts.”

AICPA Membership No. 402307223

Bella Vista, NSW

September 30, 2024